Exhibit 14.2

                          LYNCH INTERACTIVE CORPORATION
                          CONFLICTS OF INTEREST POLICY
                           (ADOPTED DECEMBER 4, 2003)

     Employees have an obligation to conduct business within guidelines that avoid actual or potential conflicts of interest. This policy establishes only the framework within which Lynch Interactive Corporation (the "Company") wishes its business to operate. For the purposes of this policy, the Company means Lynch Interactive Corporation and its subsidiaries (all corporations of which at least 50% of the stock is owned, directly or indirectly, by Lynch Interactive Corporation). The purpose of the guidelines set forth in this policy is to provide general direction so that employees can seek further clarification on issues related to the subject of acceptable standards of operation. The choice of individuals or corporations with whom the Company may have a business relationship must be determined solely on the basis of the best interests of the Company. The self-interest of any employee must not be permitted to affect such choice.

     An actual or potential conflict of interest occurs when an employee, or any associate or relative of such employee, is in a position to influence a decision that may result in a personal gain for that employee or for an associate or relative of that employee as a result of the Company's business dealings. For the purposes of this policy, a relative is any person who is related by blood, marriage or adoption or whose relationship with the employee is similar to that of persons who are related by blood, marriage or adoption. For the purposes of this policy, an associate means (a) a corporation or organization of which such employee is an officer or partner, or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; and (b) any trust or other estate in which such employee has a substantial beneficial interest or as to which such employee serves as trustee or in a similar capacity. It should be understood that the conflicting interest referred to throughout this policy may be direct or indirect (the interest might be that of the employee, or an associate or relative), and the interest might be financial or otherwise.

I. What constitutes a conflict of interest.

A. General considerations.

     It is not possible to enumerate all situations that constitute a conflict. The mere existence of a relationship with an outside firm is not a conflict per se. However, if an employee has any influence on transactions involving purchases, contracts or policies, it is imperative that he or she disclose to the General Counsel, as soon as possible, the existence of any actual or potential conflict of interest so that safeguards may be established to protect all parties. Obviously, the facts in each situation will determine whether the interest in question is such as to bring it within an area of potential conflict. Such facts would include the amount of business involved, the extent to which the employee could influence the Company's decisions with respect to the transaction, and whether the interest was of such nature that it might affect the objectivity or the business judgment of the employee.

B. Type of transactions in which conflicts may arise.

     Business transactions in which there may be conflicts of interest include, for example, the purchase or lease of materials, supplies, equipment and facilities, the establishment of a contractual relationship, the purchase of advertising space and time, the investment and borrowing of funds, the selection and use of consultants or other professional advisors, and the selection or supervision of agents and employees.

C. Need to use sound judgment.

     In determining whether there is a conflict involved, there is no substitute for sound judgment in each case based upon the particular facts involved.

D. Typical conflicts of interest.

     Generally speaking, it would be considered in conflict with the Company's interests, and a violation of trust, for an employee, directly or indirectly to engage in any of the activities described in the following paragraphs 1 to 5, inclusive, (a) without the disclosure in writing to the General Counsel, prior to engaging in any of the following, and (b) without the prior written approval of the General Counsel:

1. Interest in another organization. To have an interest in any organization (other than owning shares of stock in a corporation traded on a national securities exchange or regularly reported in over-the-counter quotations, where the number of shares owned is insignificant compared to the number of shares outstanding) (a) which has, or is seeking to have, business dealings with the Company, where there is an opportunity for preferential treatment to be given to or received from such organization; or (b) which is or plans to be engaged in any type of business that is similar to the types of businesses carried on by the Company.

2. Interest in a property transaction. To buy, sell or lease any kind of property, facilities or equipment from or to the Company, or to any company, firm or individual that has or is seeking to have a business relationship with the Company, such as an underwriter, contractor, supplier, agent or customer.

3. Acting in any capacity for a Company business relationship or competitor. To serve as an officer or director of any other company, or in any management capacity for, or as a consultant to any individual, firm or other company (a) that is doing or seeking to do business with the Company; or (b) that is engaged in any type of business that is similar to the types of businesses carried on by the Company.

4. Revealing confidential information. To give, release or discuss with anyone not employed by the Company any data or information not already available to the public concerning the Company's activities, such as that relating to decisions, operations, procedures, plans, earnings, financial condition, financial or business forecasts, services or products; or to use such information to the personal advantage of the employee.

5. Holding other positions to the detriment of the Company. To hold additional positions of employment with other employers for compensation, or to engage in any businesses or activities, whether or not for profit, and whether current or prospective, that necessitate the devotion by the employee of considerable amounts of time or that may result in a conflict or an apparent conflict between the private interests of the employee and the interests of Company.

E. Gifts.

     Employees may accept a gift of "thank you" from a vendor with whom the Company is currently doing business. Employees may not solicit or accept, directly or indirectly, any cash or monetary equivalents, objects of value or preferential treatment from any person or enterprise that has, or is seeking, business with the Company where doing so may influence, or appear to influence, any employee's business judgment. Employees who receive gifts, the acceptance of which is prohibited, should promptly report to the General Counsel. The gifts should be returned, accompanied by a letter explaining the Company's policy.

F. Entertainment.

     Business entertainment is often appropriate and in the best interests of the Company. Employees should bear in mind that the object is to avoid any interest or situation that can conflict with the best interests of the Company. All business entertainment must have some appropriate business connection, and should not influence, or appear to influence, any Company employee's business judgment.

G. Holding public office.

     Though the Company's policy is to encourage public involvement by its employees, election or appointment to public office may create a serious conflict of interest, in that an employee is attempting to serve two employers concurrently, whose interests may be adverse, and the Company and the employee may be subject to severe public criticism that the employee is using an office or public trust to serve a private interest. Unless carefully monitored, the holding of such public office, under certain circumstances and depending upon the laws of the particular jurisdiction, may give rise to a claim that there has been a violation of applicable law. Accordingly, such activity must be specifically disclosed and prior approval obtained. Requests for approval should be directed to the General Counsel.

H. Prohibited transactions under ERISA.

     Under the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), certain employees are fiduciaries, and the Company and certain employees and their relatives are or may be deemed to be parties in interest, with respect to the Company's employee benefit plans. Any such employee who is a fiduciary or party in interest with respect to any such plan must not engage in or permit any employee benefit plan to engage in any prohibited transaction as defined in ERISA. Prohibited transactions include, among others, a sale, exchange or leasing of any property between such plan and a party in interest; the lending of money or other extension of credit between such plan and a party in interest; the furnishing of goods, services or facilities between such plan and a party in interest; and the transfer to, or use by or for the benefit of, a party in interest of any assets of such plan. Most employees will not be fiduciaries or parties in interest within the meaning of ERISA, and it is unlikely that any employee will be engaging in any such transaction with any such plan or permitting a plan to engage in a prohibited transaction with a party in interest. However, if any employee should find that any occasion should arise where he or she may be engaging in or have knowledge of any such transaction involving any of the Company's employee benefit plans, he or she should immediately refer the matter to the General Counsel to determine if the proposed activity constitutes a prohibited transaction under ERISA or whether it may be within one of the exemptions permitted under ERISA.

I. Bribes, Kickbacks or Other Unlawful Payments.

     Bribes, kickbacks, illegal payments in the form of cash, loans or gifts, or special consideration as a result of any transaction or business dealings involving the Company, and the solicitation of such payments, made to or by Company employees are strictly prohibited.

J. Gratuities and Bribes Relating to Government Employees.

     It is against the law and a violation of this policy to give bribes or illegal gratuities to government employees. A bribe occurs when a thing of value is offered or given to a government employee with the specific intent to affect a particular action, e.g., to obtain a government contract. An illegal gratuity may consist of the giving or offer to give a thing of value without asking for improper action on the part of the government employee, but with the hope of improving the future relationship between the parties.

K. Concerning Political Contributions

     It is against this policy for any employee to make any direct or indirect political contribution of any kind on behalf of the Company. U.S. federal law, as well as most state laws, prohibit corporations from making such contributions. Any employee, of course, is free to make political contributions to candidates or political parties of his or her own choice. In making political contributions, consideration should not be given to the possibility that such contributions will be helpful to the interests of the Company, nor should they be made for that purpose.

L. Application of Prohibitions Herein to Associates and Relatives of Employees.

     In all cases stated in this Article II, it would also be in conflict with the Company's interest for any associate or relative of any employee to participate in or encourage any of the above prohibited activities, or to encourage any employee to participate in a prohibited activity. In the case of an associate or relative, it is the responsibility of the employee to report any potential violations, conflicts or concerns to the General Counsel. Any violations of this policy by an associate or relative of an employee, or the failure by an employee to report any violations of this policy by an associate or relative of an employee, shall be imputed to such employee, and will be enforced against such employee as if he or she had violated this policy.

M. Application of this Policy to Mario J. Gabelli and to Certain Services Provided to Lynch Corporation.

     It is understood that Mario J. Gabelli has affiliations with, and responsibilities to, other organizations in the course of which he may become aware of opportunities that properly belong to such other organizations and, therefore, he is under no obligation to present such opportunities to the Company (see Appendix A). It is also understood that employees of the Company's corporate office provide certain services to Lynch Corporation and its subsidiaries.

II. Implementing the Company's Conflicts of Interest Policy.

A. Procedure to be followed by the General Counsel.

     The General Counsel is directed to have prepared a list of all employees who because of their responsibilities are thought to be in sensitive positions and who may, therefore, be placed in conflicts of interest situations. A copy of this policy is to be sent by the General Counsel to each such employee who should be requested to review this memorandum and then sign and return a copy of this policy to the General Counsel. The Company will retain permanently copies of the policy signed by the employees and the lists of all employees covered by this policy.

     Procedures should be established by the General Counsel to insure that any new employees who assume sensitive positions are added promptly to the list, are properly briefed, and receive and sign a copy of this policy. The list should be regularly reviewed and revised, and at least annually every employee in a sensitive position should acknowledge compliance by signing a new copy of the Policy.

B. Actions by the General Counsel in conflict of interest situations.

     If an employee discloses an interest or relationship covered by this memorandum, the matter should be reviewed by the General Counsel and discussed with the employee, as appropriate. If the General Counsel approves, this approval should be noted on the policy, which should then be dated and signed by the General Counsel. If, however, the interest or relationship is determined to be inappropriate, the following alternatives, among others, should be considered: (a) the employee should divest himself or herself of the interest or terminate the relationship; (b) job functions of the employee should be realigned or the employee reassigned; or (c) the employee should be disciplined or terminated if required under all the circumstances. If an employee is given the option to make a divestiture of his or her inappropriate interest or relationship, a reasonable period of time should be established during which the divestiture should be completed.

     A copy of this policy on which the Company has indicated its approval or disapproval of the activity covered by such disclosure should be given to the employee for his or her personal file. Conflicts of interest situations that are discovered, but which have not been disclosed, should be brought to the attention of the General Counsel.

C. Who is in a sensitive position.

     Although the General Counsel is to determine those employees who are in sensitive positions, it should be noted that the term "sensitive position" covers not only every officer and director, but each employee performing managerial functions and any employee who supervises the activities of any business relationship of the Company. This includes (a) the creation of business relationships; (b) the purchase, sale, lease or other acquisition or disposition of real estate, facilities, equipment, materials, supplies, transportation, service, and insurance; (c) the investment and borrowing of funds; and (d) the selection and use of consultants or other advisors.

D. Referral of questions to the counsel

     The General Counsel should be available to answer questions raised by any employee. Outside counsel to the Company may also be consulted directly by the General Counsel or any other employee. If the General Counsel shall have any question with regard either to a question put to him or her by an employee or with regard to conduct or proposed conduct by himself or herself, or whether a particular employee is in a "sensitive position" or whether a particular course of conduct constitutes a conflict of interest or as to any policy or business procedures, he or she should consult outside counsel to the Company.

     Copies of this policy and of the attached signature page may be obtained by requesting them from the General Counsel.

  Signature Page of Lynch Interactive Corporation Conflicts of Interest Policy

By signing below, I indicate that I have received and read in its entirety the Lynch Interactive Corporation Conflicts of Interest Policy.


----------------------------
(Signature) Name (please print)

Date: _____________________


Initial below and complete as appropriate:  Initial

I hereby declare that during the past 12 months and at present (a) I have been and am in full compliance with the Conflicts of Interest Policy; and (b) to the best of my knowledge, each of my relatives and associates and each employee of the Company reporting to me has been and is in full compliance with the Conflicts of Interest Policy ______

I hereby disclose the following possible Conflicts of Interest: ______

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Approval of General Counsel: _______________________________________

Date: ________________

                                                                     Appendix A

     The Board of Directors of the Company recognizes that the responsibilities of Mario J. Gabelli as Vice Chairman and Chief Executive Officer of the Company are similar in many ways to his responsibilities as Chairman, Chief Executive Officer and Chief Investment Officer of Gabelli Funds, Inc., Gabelli Asset Management Inc. and related companies. In this regard, Mr. Gabelli is under no obligation to present to the Company corporate opportunities that come to Mr. Gabelli through Mr. Gabelli's affiliation with Gabelli Funds, Inc., Gabelli Asset Management Inc. or related companies.

     The Board also recognizes that the investment management activities of Mr. Gabelli are subject to numerous legal, regulatory and other requirements, including a Settlement Agreement with the Securities and Exchange Commission, dated August 17, 1988, and a Memorandum of Understanding with the Federal Communications Commission released on December 4, 1992. Accordingly, the Board has determined that Mr. Gabelli's investment in, or investment management services for, companies with which the Company does business or competes is permissible to the extent otherwise allowable under the existing restrictions to which he is now subject.

     Mr. Gabelli remains subject to all other requirements of the Company's Conflicts of Interest Policy.